UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 25, 2006
PETROHAWK ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25717 (Commission File Number)	86-0876964 (I.R.S. Employer Identification No.)

1100 Louisiana, Suite 4400 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (832) 204-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01. Regulation FD Disclosure.
     On January 25, 2006, Petrohawk Energy Corporation (the “Company”) priced a private offering to sell 13,000,000 shares of its common stock at $14.50 per share to “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) and to non-United States persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act. The Company expects the offering to close on February 1, 2006.
     The Company intends to use a portion of the net proceeds from the offering to repay debt it will incur to fund the Company’s proposed purchase of Winwell Resources, Inc. and certain other related natural gas properties in North Louisiana. Furthermore, the Company has entered into a stock purchase agreement with EnCap Investments, L.P. and certain of its affiliates (“EnCap”) pursuant to which the Company will purchase 3,322,441 shares of its common stock from EnCap at a price per share equal to the net proceeds per share that the Company receives from the offering. The Company expects to purchase these shares from EnCap immediately following the closing of the offering.
     The Company has agreed to file a registration statement with the Securities and Exchange Commission covering resales of the common stock sold in the offering and to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable and in any event within 75 days after the closing of the offering.
     The shares of common stock offered have not been registered under the Securities Act of 1933 or any state securities laws and, absent registration or an applicable exemption from such registration, may not be offered or sold in the United States. This disclosure is neither an offer to sell nor a solicitation of an offer to buy any of the securities to be issued in the private placement.
     The information contained in this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference to any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended or the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION
By:	/s/ Shane M. Bayless
Executive Vice President —
Chief Financial Officer and Treasurer

Date: January 25, 2006